Exhibit 6.1

STOCK PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of the 28th day of January 2021 (this “Agreement”) is entered into by and among, Neon Bloom, Inc., a corporation organized under the laws of the State of Nevada and Roger Werthmann, its CEO and an individual residing in Texas, majority shareholder of NBCO (“NBCO” or “Buyer”), and Bazelet Health Systems, Inc. a corporation organized under the laws of the state of Delaware (“BHS” or “Seller”), are referred to singularly as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS BHS is an American company leading the world in THC Free Cannabis (0.00% tetrahydrocannabinol) sativa L plant genetics, cannabis education, research and product development.

WHEREAS BHS wishes to become a publicly traded enterprise operating in the US and Internationally and wishes to sell all of the shares of BHS to NBCO.

WHEREAS NBCO wishes to acquire all of the shares of BHS (referred to hereinafter as the “BHS Shares”) with the purpose of owning and operating 100% of the shares in BHS as a subsidiary; and

WHERERAS, NBCO, BHS and the Seller propose to enter into this Agreement which provides, among other things, that the Seller will deliver 100% of the BHS Shares to NBCO in exchange for a total of 120,000,000 (One Hundred Twenty million) common shares and 750,000 (Seven Hundred Fifty Thousand) Preferred A Shares (the “Purchased Shares”) of NBCO’s common and preferred stock (the “Purchased Shares”) as described in Section 2.01 of this Agreement, on the terms and conditions set forth herein and such additional items as more fully described in this Agreement.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

“Affiliate”

with respect to any Party, a Person that directly or indirectly controls, is controlled by, or is under common control of such Party. For the purpose of this definition, “control” means (i) Ownership of more than ten percent (10%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

“Business Day”	a day (other than a Saturday) on which banks in Nevada are open for business throughout their normal business hours;

“Closing”	the closing of the transactions contemplated by this Agreement;

“Completion”	completion of acquisition of the BHS Shares by NBCO and issuance of the Purchased Shares (as such term is defined below) in accordance with the terms and conditions of this Agreement;

“Encumbrance”

any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, pre-emptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“Exchange Act”	the US Securities Exchange Act of 1934;

“Person”	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

“Securities Act”	the US Securities Act of 1933;

“SEC”	the US Securities and Exchange Commission;

“US”	United States of America;

“United States Dollars” or “US$”	United States dollars;

Section 1.01	Definitions. The following terms shall have the following respective meanings:

Section 1.02	Rules of Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) “including” means “including, without limitation”; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms “Article,” “Section” and “Schedule” shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term “day” shall refer to calendar days.

(b) Titles and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE STOCK PURCHASE AGREEMENT

Section 2.01	Stock Purchase Agreement.

(a) Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), NBCO shall acquire 100% of the BHS Shares from Seller with all of such interests acquired being free from all Encumbrances together with all rights now or hereafter attaching thereto.

Section 2.02	Closing Location.

The Closing of the Purchase Agreement and the other transactions contemplated by this Agreement will occur as soon as possible (the “Closing Date”), at the offices of NBCO, or electronically or at any other location as chosen by the Parties.

Section 2.03	BHS’S Closing Documents.

At the Closing, BHS will tender to NBCO:

(a) Newly issued stock certificate issued in the name of Neon Bloom, Inc. representing the BHS Shares.

(b) Board and shareholder consents from NBCO and BHS for the entry into, and consummation of this Agreement.

Section 2.04.	NBCO’s Closing Documents.

At the Closing, NBCO will tender to the BHS:

(a) A resolution of the Board of Directors of NBCO in a form satisfactory to the BHS, acting reasonably, authorizing the execution and delivery of this Agreement by NBCO; and the issuance of Shares for the purchase of 100% of the shares in BHS.

(b) Share certificates, registered in the name of BHS and/or its current shareholders representing the Purchased Shares;

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02 Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03 Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEON BLOOM, INC.

Section 4.01	Organization, Standing and Authority; Foreign Qualification.

NBCO is a corporation duly organized, validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and, should it be required, shall be duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02	Corporate Authorization.

The execution, delivery and performance by NBCO of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NBCO, and this Agreement constitutes a valid and binding agreement of NBCO. The Purchased Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03	Capitalization.

NBCO’s authorized capital stock, as of the Closing Date, shall consist of 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, of which 30,000,000 common shares are issued and outstanding (excluding the Purchase Agreement Shares & 5,000,000 warrants), and 200,000 shares of Preferred Stock are issued and outstanding. All of such issued and outstanding shares of NBCO’s common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable. Upon closing NBCO will have 150,000,000 common shares issued and outstanding and 750,000 preferred A shares. There are no outstanding options, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of NBCO’s common stock or any other security of NBCO or any plan for any of the foregoing, except for conversion rights associated with certain convertible promissory notes, which are convertible into shares of NBCO’s common stock; unless described above. NBCO is not obligated to register the resale of any of its common stock on behalf of any shareholder of NBCO under the Securities Act.

Section 4.04	Subsidiaries.

NBCO has no wholly owned subsidiaries.

Section 4.05	Articles of Incorporation and Bylaws.

NBCO has heretofore delivered, or at Closing NBCO shall deliver, to BHS true, correct and complete copies of its Articles of Incorporation, and Bylaws or comparable instruments, certified by NBCO’s corporate secretary.

Section 4.06	No Conflict.

The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of NBCO;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which NBCO is a party or by or to which either of its assets or properties, may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon NBCO or upon the securities, assets or business of NBCO;

(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to NBCO or to the securities, properties or business of NBCO; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by NBCO.

Section 4.07	Litigation.

There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to NBCO’s best knowledge threatened against or affecting NBCO or involving any of NBCO’s property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers’ compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. NBCO is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.08	Compliance with Laws.

To the best knowledge of NBCO, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of NBCO.

Section 4.09	True and Correct Copies.

All documents furnished or caused to be furnished to BHS by NBCO are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.10	Contracts.

(i) Except for the contracts set forth on Schedule 4.10 and excluding any obligation referenced in this Agreement, NBCO is not a party to any:

(a) contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of NBCO, or to any other entity in which NBCO has an interest.

(b) contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days’ or more notice.

(c) contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties.

(d) contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in anyone (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts).

(e) contracts relating to the acquisition by NBCO of any operating business of, or the disposition of any operating business by, any other person.

(f) executory contracts relating to the disposition or acquisition of any investment or of any interest in any person.

(g) joint venture contracts or agreements.

(h) contracts under which NBCO agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party.

(i) contracts containing covenants of NBCO not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with NBCO in any line of business or in any geographical area.

(j) contracts for or relating to computers, computer equipment, computer software or computer services; or

(k) contracts relating to the borrowing of money by NBCO or the direct or indirect guarantee by NBCO of any obligation for, or an agreement by NBCO to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(l) any contract with respect to lines of credit.

(m) any contract to advance or supply funds to any other person other than in the ordinary course of business.

(n) any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered.

(o) any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(p) any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(q) any other material contract whether or not made in the ordinary course of business.

Section 4.11	Operations of NBCO.

During the last ninety (90) days prior to the date hereof, NBCO has not:

(a) except for the proposed issuance of One hundred twenty million of common stock, seven hundred fifty thousand preferred shares and five million warrants in anticipation of the Stock Purchase Agreement, and certain existing convertible notes payable; issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(b) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders; or

(c) made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

Section 4.12.	Material Information.

This Agreement, the Schedules attached hereto, and all other information provided, in writing, by NBCO or representatives thereof to BHS, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to BHS in writing which, individually or in the aggregate, could have a material adverse effect on NBCO or a material adverse effect on the ability of NBCO to perform any of its obligations pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BAZELET HEALTH SYSTEMS, INC. AND SUBSIDARIES

Section 4.01	Organization, Standing and Authority; Foreign Qualification.

BHS corporations are duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and, should it be required, shall be duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02	Corporate Authorization.

The execution, delivery and performance by BHS of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NBCO, and this Agreement constitutes a valid and binding agreement of BHS. The Purchased Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03	Capitalization.

All of such issued and outstanding units of BHS’s stock capital are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of BHS’s common stock or any other security of BHS or any plan for any of the foregoing, except for conversion rights associated with certain convertible promissory notes, which are convertible into shares of BHS’s common stock. BHS is not obligated to register the resale of any of its common stock on behalf of any shareholder of BHS under the Securities Act.

Section 4.04	Subsidiaries.

BHS has 5 subsidiaries Bazelet Oglesby, LLC (97% owned), Bazelet Research, LLC (currently registered in Florida as Bazelet Tri-Med, LLC – (100% owned), Bazelet Industries (100% owned) & Bazelet Medical Products, Inc. (100% owned), and a to be created entity named Bazelet Learning, Inc. (49% owned) by BHS respectively.

Bazelet Oglesby, LLC		Bazelet Research f/k/a Bazelet Tri- Med, LLC		Bazelet Medical Products, Inc.		Bazelet Industries, Inc.		Bazelet Learning, Inc. To be formed DE or FL Inc.
BHS:	97%	BHS:	100%	BHS:	100%	BHS:	100%	BHS:	49%
OPI:	3%							Robyn Frick:	51%

Section 4.05	Articles of Incorporation and Bylaws.

BHS has heretofore delivered, or at Closing BHS shall deliver, to NBCO true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Delaware and Bylaws or comparable instruments, certified by BHS’s corporate secretary.

Section 4.06	No Conflict.

The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of BHS.

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which BHS is a party or by or to which either of its assets or properties, may be bound or subject.

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon BHS or upon the securities, assets or business of BHS.

(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to BHS or to the securities, properties or business of BHS; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by BHS.

Section 4.07	Litigation.

There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to BHS’s best knowledge threatened against or affecting BHS or involving any of BHS’s property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers’ compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. BHS is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.08	Compliance with Laws.

To the best knowledge of BHS, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any state governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of BHS.

Section 4.09	True and Correct Copies.

All documents furnished or caused to be furnished to NBCO by BHS are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.10	Contracts.

(i) Except for the contracts set forth on Schedule 4.10 and excluding any obligation referenced in this Agreement, BHS is not a party to any:

(a) contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of BHS, or to any other entity in which BHS has an interest.

(b) contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days’ or more notice.

(c) contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties.

(d) contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in anyone (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts).

(e) contracts relating to the acquisition by BHS of any operating business of, or the disposition of any operating business by, any other person.

(f) executory contracts relating to the disposition or acquisition of any investment or of any interest in any person.

(g) joint venture contracts or agreements.

(h) contracts under which BHS agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party.

(i) contracts containing covenants of BHS not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with BHS in any line of business or in any geographical area.

(j) contracts for or relating to computers, computer equipment, computer software or computer services; or

(k) contracts relating to the borrowing of money by BHS or the direct or indirect guarantee by BHS of any obligation for, or an agreement by BHS to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(l) any contract with respect to lines of credit.

(m) any contract to advance or supply funds to any other person other than in the ordinary course of business.

(n) any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered.

(o) any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(p) any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(q) any other material contract whether or not made in the ordinary course of business.

Section 4.11	Operations of BHS

During the last ninety (90) days prior to the date hereof, BHS has not:

(a) there haven’t been any issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness, which hasn’t been disclosed to the seller.

(b) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders; or

(c) made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

Section 4.12.	Material Information.

This Agreement, the Schedules attached hereto, and all other information provided, in writing, by BHS or representatives thereof to NBCO, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to NBCO in writing which, individually or in the aggregate, could have a material adverse effect on BHS or a material adverse effect on the ability of BHS to perform any of its obligations pursuant to this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS OF NEON BLOOM, INC.

Section 6.01.	Conduct of Businesses in the Ordinary Course.

From the date of this Agreement to the Closing Date, NBCO shall conduct its respective business substantially in the manner in which it is currently conducted.

Section 6.02.	Preservation of Permits and Services.

From the date of this Agreement to the Closing Date, NBCO shall preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03.	Conduct Pending the Closing Date.

From the date of this Agreement to the Closing Date: (a) NBCO shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) NBCO shall promptly notify BHS of any event, condition or circumstance that would constitute a violation or breach of this Agreement by NBCO.

ARTICLE VII

COVENANTS AND AGREEMENTS OF BAZELET HEALTH SYSTEMS, INC. AND SUBSIDARIES

Section 7.01.	Conduct of Businesses in the Ordinary Course.

From the date of this Agreement to the Closing Date, BHS shall conduct its businesses substantially in the manner in which it is currently conducted and shall not enter into any contract described in Section 4.10 or undertake any of the actions specified in Sections 4.11.

Section 7.02.	Litigation.

From the date of this Agreement to the Closing Date, BHS shall notify NBCO of any actions or proceedings of the type described in Section 4.07 that are threatened or commenced against BHS or against any officer, director, employee, properties or assets of BHS and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.03.	Conduct of BHS Pending the Closing.

From the date hereof through the Closing Date:

(a) BHS shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b) BHS shall promptly notify the Buyers of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by BHS.

(c) BHS agrees not to reverse split or forward split the common stock of Neon Bloom, Inc. for 24 months from the execution date of this agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF NEON BLOOM, INC. TO CLOSE

The obligations of NBCO to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01.	Representations and Covenants.

(a) The representations and warranties of NBCO contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) NBCO shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with on or before the Closing Date. The Buyer shall have delivered to BHS a certificate, dated the Closing Date, and signed by Roger Werthmann to the foregoing effect.

Section 8.02.	Governmental Permits and Approvals.

(a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by NBCO to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and BHS shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03.	Third Party Consents. All consents, permits and approvals from parties to contracts with NBCO that may be required in connection with the performance by BHS hereunder or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04.	Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on NBCO, or on NBCO Shares.

Section 8.05	Closing Documents. NBCO shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF BAZELET HEALTH SYSTEMS, INC.

TO CLOSE

The obligations of the Sellers to be performed at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by him, to the extent permitted by law.

Section 9.01.	Representations and Covenants.

(a) The representations and warranties of BHS contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) BHS shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. BHS shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized signatory of BHS to the foregoing effect.

Section 9.02.	Governmental Permits and Approvals.

(a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by BHS to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and NBCO shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 9.03.	Litigation.

No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on BHS.

Section 9.04.	Closing Documents.

BHS shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE X
TERMINATION

Section 10.01.	Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated, and the Purchas Agreement and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Buyer;

(ii) by either the Seller or Buyer in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Purchase Agreement or any of the other transactions contemplated hereby shall have become final and non- appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii) by NBCO if NBCO is not then in material breach of this Agreement and if there shall have been any breach by Seller (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by Seller of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and Seller is diligently pursuing such cure;

(iv) by Seller if he is not then in material breach of this Agreement and if there shall have been any breach by NBCO (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by NBCO of written notice of such breach; or

(v) by either Party if the Closing has not occurred on or prior to December 1, 2020 for any reason other than delay or non-performance of the Party seeking such termination.

(vi) In the event of termination by Seller or Buyer pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 10.02.	Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 11.01 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

MISCELLANEOUS

Section 11.01.	Public Notices.

The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 11.02.	Time.

Time shall be of the essence hereof.

Section 11.03.	Notices.

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

Buyers and Sellers are located at the following addresses:

Buyer:

Neon Bloom, Inc.

99 Wall Street, Suite 542

New York, NY 10005

Seller:

Bazelet Health Systems, Inc.

6555 Sanger Road, Suite 100

Orlando, FL 32827

support@bazelethealth.com

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 11.04.	Severability.

If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 11.05.	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 11.06.	Further Assurances.

The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 11.07.	Waiver.

Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 11.08.	Counterparts.

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

Section 11.09	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Delaware by BHS of a failure to perform an act required to be performed in the State of Delaware. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Delaware for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in Delaware, and further irrevocably waive any claim that any suit, action or proceeding brought in Delaware has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written

BUYER:

Neon Bloom, Inc.

/s/ Roger Werthmann
By its: CEO
Roger Werthmann

SELLER:
Bazelet Health Systems, Inc.

/s/ Steven Salsburg, MD.
By its: Director
Steven Salsburg, MD.